Exhibit 3.2

                           CERTIFICATE OF CORRECTION
                                       OF
                                 PASSAVE, INC.

     Pursuant to Section 103(f) of the Delaware General Corporation Law, Passave, Inc., a Delaware corporation, hereby certifies as follows:

     1. On October 8, 2002, the corporation filed an instrument entitled "Amended and Restated Certficate of Incorporation of Passave, Inc." with the Secretary of State of Delaware. Said instrument is an inaccurate record of the corporate actions therein referred to, in that it erroneously included a stock split that had been previously completed by said corporation.

     2. In order to correct the inaccuracies of said Amended and Restated Certificate of Incorporation, Article XV of the Amended and Restated Certificate of Incorporation should be deleted in its entirety.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by its duly authorized officer this 18th day of May 2004 and the foregoing facts stated herein are true and correct.

By: /s/ Ariel Maislos
    ----------------------------
    Ariel Maislos, President